INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use {incorporation by reference} in this Registration Statement of M Power Entertainment, Inc., on the amended Form SB-2 dated June 29, 2006 of our report dated April15, 2006 for M Power Entertainment, Inc. We also consent to the reference to us under the heading "Experts" in this registration statement.


/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

June 29, 2006